UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Nov. 16, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1800 Larimer Street Suite 1100
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In March 2015, Public Service Company of Colorado (PSCo), a Colorado corporation and wholly owned subsidiary of Xcel Energy Inc., filed a multi-year request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail natural gas base rates by $40.5 million, or 3.5 percent, in 2015, with subsequent step increases of $7.6 million, or 0.7 percent, in 2016 and $18.1 million, or 1.5 percent, in 2017.

The request is based on a historic test year (HTY) ended June 30, 2014 adjusted for known and measurable expenses and capital additions for each of the periods in the multi-year plan (MYP) and an equity ratio of 56 percent. The rate case requests a return on equity (ROE) of 10.1 percent for 2015 and 2016 and 10.3 percent for 2017, and rate bases of $1.26 billion for 2015, $1.31 billion for 2016 and $1.36 billion for 2017.

PSCo also proposed a stay-out provision, in which PSCo would not request implementation of new rates prior to January 2018, and implementation of an earnings test for 2016 through 2017.

In addition, PSCo requested an extension of its pipeline system integrity adjustment (PSIA) rider through 2020 to recover costs associated with its pipeline integrity efforts. The request to extend and modify the PSIA rider has an expected negative revenue impact of approximately $0.1 million in 2015 and would provide incremental revenue of $21.7 million for 2016 and $21.2 million for 2017. The following table summarizes the request:

(Millions of Dollars)	2015	2016 Step	2017 Step
Total base rate increase	$40.5	$7.6	$18.1
Incremental PSIA rider revenues	(0.1)	21.7	21.2
Total revenue impact	$40.4	$29.3	$39.3

In June 2015, the CPUC Staff (Staff) and the Office of Consumer Counsel (OCC) issued their base rate and PSIA recommendations. The Staff recommended certain adjustments to the PSIA rider which are further detailed below. The OCC stated that the PSIA rider should expire on June 30, 2016 and any related costs be included in base rates through a step increase.

In July 2015, PSCo filed rebuttal testimony with adjustments and modified recovery between base rates and the PSIA rider. The revised request is summarized below:

(Millions of Dollars)	2015	2016 Step	2017 Step
PSCo’s filed base rate request	$40.5	$7.6	$18.1
Shift operating and maintenance (O&M) expenses between PSIA and base rates	—	7.0	6.4
Rebuttal corrections and adjustments	—	—	(7.7)
Total base rate increase	$40.5	$14.6	$16.8
Incremental PSIA rider revenues	(0.1)	14.7	21.7
Total revenue impact from rebuttal	$40.4	$29.3	$38.5

On Nov. 16, 2015, the administrative law judge (ALJ) issued his recommended decision. Although he did not quantify the overall base rate and PSIA rider increases, PSCo estimates that his recommendations would result in a 2015 overall rate increase of approximately $18.1 million. The estimated rate increase reflects a 2014 HTY with a 13-month average rate base, the Cherokee pipeline investment adjusted to year-end rate base, a ROE of 9.5 percent and an equity ratio of 56.51 percent. In addition, the ALJ’s recommendation included a three-year extension (2016 through 2018) of the PSIA rider with all O&M expenses transferred to base rates as well as certain other projects shifting between the PSIA rider and base rates, beginning January 2016.

The ALJ also recommended that certain expenses, including property taxes and damage prevention costs that exceed the 2014 HTY level, be deferred. He further recommended a pension cost tracker and certain other deferral related items. The net estimated impact of the proposed deferrals, as filed, was approximately $5 million and $10 million for 2016 and 2017, respectively.

The following table reflects the positions of the Staff, the OCC and the ALJ:

(Millions of Dollars)	Staff	OCC	ALJ
PSCo’s filed 2015 base rate request (a)	$40.5	$40.5	$40.5
ROE	(12.8)	(13.7)	(7.8)
Capital structure and cost of debt	(12.8)	(4.8)	(0.5)
Cherokee pipeline adjustment	(11.2)	4.8	4.1
Move to 2014 HTY	(10.5)	(16.4)	(14.1)
O&M expenses	(3.5)	(2.7)	(3.0)
Other, net	(4.4)	(1.9)	(1.1)
Overall recommended rate (decrease) increase	$(14.7)	$5.8	$18.1

(a) The Staff and the ALJ recommended that approximately $32.6 million and $20.0 million, respectively, of PSIA costs be transferred to base rates, effective Jan. 1, 2016.

The Staff and the ALJ’s recommendations for the PSIA rider are as follows:

	Staff		ALJ (a)
(Millions of Dollars)	2016	2017	2016	2017
PSCo’s filed incremental PSIA request	$21.7	$21.2	$21.7	$21.2
Transfer PSIA costs to base rates	(24.1)	(2.0)	(20.5)	—
PSIA cost recovery remaining in base	—	—	(4.3)	—
Projects not recovered through the PSIA	—	—	(3.6)	(2.0)
ROE and capital structure	(8.2)	(3.6)	(0.3)	(1.6)
Transfer meter replacement program from base rates to PSIA	1.7	1.7	—	—
Total	$(8.9)	$17.3	$(7.0)	$17.6

(a) The ALJ’s recommendation for the 2018 rider has not been determined and therefore is not reflected above.

The following table summarizes the estimated annual pre-tax impact of the ALJ's recommended decision:

(Millions of Dollars)	2015	2016	2017
Total base rate increase	$18.1	$20.0	$—
Incremental PSIA rider revenues	(0.2)	(7.0)	17.6
Expense deferrals	0.2	4.8	9.6
Estimated pre-tax impact	$18.1	$17.8	$27.2

Interim rates, subject to refund, went into effect Oct. 1, 2015. Exceptions to the recommendation are due on Dec. 7, 2015 with a final CPUC decision expected no later than January 2016.

Earnings Guidance

Xcel Energy reaffirms its 2015 ongoing earnings guidance of $2.05 to $2.15 per share and 2016 ongoing earnings guidance of $2.12 to $2.27 per share, assuming constructive outcomes in all regulatory proceedings.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of PSCo's electric rate case, increases or decreases in revenue, interim rates, impact on customers, and other statements identified by words such as “may,” “believe,” “expect,” “would,” or “estimate.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and PSCo have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 23, 2015	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer